Exhibit 99.1

SAKS INCORPORATED ANNOUNCES JANUARY COMPARABLE

STORE SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (February 5, 2009)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $147.1 million for the four weeks ended January 31, 2009 compared to $190.3 million for the four weeks ended February 2, 2008, a 22.7% decrease. Comparable store sales decreased 23.7% for the month.

For the fourth quarter ended January 31, 2009, owned sales totaled $843.4 million compared to $985.6 million for the prior year fourth quarter ended February 2, 2008, a 14.4% decrease. Comparable store sales decreased 15.3% for the quarter.

For the fiscal year ended January 31, 2009, owned sales totaled $3,053.8 million compared to $3,249.1 million for the prior fiscal year ended February 2, 2008, a 6.0% decrease. Comparable store sales decreased 6.1% for the fiscal year.

In the prior year, comparable store sales increased 4.1%, 9.0%, and 11.7% for the fiscal January, fourth quarter, and fiscal year periods, respectively.

The categories at Saks Fifth Avenue with relative strength in January were eveningwear, cosmetics, fragrances, and men’s shoes. The weakest categories at Saks Fifth Avenue for January were women’s apparel, men’s apparel and accessories, outerwear, fashion jewelry, women’s shoes, and handbags.

Based on the degree and amount of markdowns taken during the fourth quarter and the fact that customers continued to shift purchases from regular price to promotional and clearance priced merchandise, the Company will report a significant year-over-year decrease in the gross margin rate for the fourth quarter.

Saks Incorporated currently operates 53 Saks Fifth Avenue stores, 51 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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